Exhibit 99.4

[Letterhead of Frost & Sullivan]

June 28, 2019

UCLOUDLINK GROUP INC.

Room 2118-2119, 21/F, One Pacific Centre

414 Kwun Tong Road, Kwun Tong

Kowloon, Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., understand that UCLOUDLINK GROUP INC. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) in institutional and retail roadshows and other activities in connection with the Proposed IPO, (v) on the websites of the Company and its subsidiaries and affiliates, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charlotte Wang
Name: Charlotte Wang
Title: Executive Director